FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Emily Deissler/Benjamin Spicehandler
Sard Verbinnen & Co
212-687-8080

VECTOR GROUP REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS

MIAMI, FL, July 30, 2014 - Vector Group Ltd. (NYSE: VGR) today announced financial results for the three and six months ended June 30, 2014.
On December 13, 2013, Vector Group increased its ownership of Douglas Elliman Realty, LLC from 50% to 70.59%. Consequently, after December 13, 2013, Vector Group consolidates the operations and financial position of Douglas Elliman Realty in its financial statements. It had previously accounted for its interest in Douglas Elliman under the equity method of accounting.

GAAP Financial Results

Second quarter 2014 revenues were $406.6 million, compared to revenues of $256.2 million in the second quarter of 2013. The increase in revenues in 2014 was primarily due to the acquisition and consolidated presentation of Douglas Elliman. The Company recorded operating income of $60.3 million in the second quarter of 2014, compared to operating income of $44.2 million in the second quarter of 2013. Net income attributed to Vector Group Ltd. for the 2014 second quarter was $7.9 million, or $0.08 per diluted common share, compared to net income of $13.5 million, or $0.14 per diluted common share, in the 2013 second quarter.

For the six months ended June 30, 2014, revenues were $753.8 million, compared to $502.4 million for the first six months of 2013. The increase in revenues in 2014 was primarily due to the acquisition and consolidated presentation of Douglas Elliman. The Company recorded operating income of $103.0 million for the 2014 six-month period, compared to operating income of $87.3 million for the 2013 six-month period. Net income attributed to Vector Group Ltd. for the 2014 six-month period was $10.5 million, or $0.11 per diluted common share, compared to net income of $11.8 million, or $0.13 per diluted common share, for the first six months of 2013.

Non-GAAP Financial Results

The Company's non-GAAP financial results are presented assuming the Company's acquisition of its additional 20.59% interest in Douglas Elliman Realty, LLC, and the related purchase accounting adjustments, occurred prior to January 1, 2013. Non-GAAP financial results also include adjustments for litigation settlement and judgment expenses in the Company's tobacco business, a one-time charge in 2013 related to the extinguishment of the Company's 11% Senior Secured Notes, non-cash stock compensation expense (for purposes of Pro-forma Adjusted EBITDA only), and non-cash interest items associated with the Company's convertible debt. Reconciliations of non-GAAP financial results to the comparable GAAP financial results for the three and six months ended June 30, 2014 and 2013 are included in Tables 2, 3, 4, 5 and 6.
Three months ended June 30, 2014 compared to the three months ended June 30, 2013
Second quarter 2014 Pro-forma Adjusted Revenues (as described in Table 2 attached hereto) were $406.6 million compared to $369.9 million in 2013. The increase was primarily due to an increase in real estate revenues at Douglas Elliman and from the sale of the Company's Indian Creek, Florida property.
Pro-forma Adjusted EBITDA attributed to Vector Group (as described below and in Table 3 attached hereto) was $59.2 million for the second quarter of 2014 as compared to $55.8 million for the second quarter of 2013. The increase in Pro-forma Adjusted EBITDA attributed to Vector Group were primarily attributable to higher profits in the tobacco and real estate segments.

Pro-forma Adjusted Net Income (as described below and in Table 4 attached hereto) was $15.5 million or $0.16 per diluted share for the three months ended June 30, 2014 and $17.8 million or $0.19 per diluted share for the three months ended June 30, 2013.
Pro-forma Adjusted Operating Income (as described below and in Table 5 attached hereto) was $60.6 million for the three months ended June 30, 2014 and $55.4 million for the three months ended June 30, 2013.

Six months ended June 30, 2014 compared to the six months ended June 30, 2013
For the six months ended June 30, 2014 Pro-forma Adjusted Revenues (as described in Table 2 attached hereto) were $755.5 million compared to $690.6 million in 2013. The increase was primarily due to an increase in real estate revenues at Douglas Elliman.
Pro-forma Adjusted EBITDA attributed to Vector Group (as described below and in Table 3 attached hereto) was $108.9 million for the six months ended June 30, 2014 as compared to $97.1 million for the six-month period of 2013. The increase in Pro-forma Adjusted EBITDA attributed to Vector Group were primarily attributable to higher profits in the tobacco and real estate segments.
Pro-forma Adjusted Net Income (as described below and in Table 4 attached hereto) was $30.1 million or $0.31 per diluted share for the six months ended June 30, 2014 and $28.9 million or $0.31 per diluted share for the six months ended June 30, 2013.
Pro-forma Adjusted Operating Income (as described below and in Table 5 attached hereto) was $108.2 million for the six months ended June 30, 2014 and $92.8 million for the six months ended June 30, 2013.

Tobacco Business Financial Results
For the second quarter 2014, the Company's tobacco business had revenues of $250.6 million, compared to $249.1 million for the second quarter 2013. The increase in revenues was due to favorable net pricing variances partially offset by a 2.7% decline in sales volume. Tobacco Adjusted Operating Income (described below and included in Table 6 attached hereto) for the second quarter 2014 and 2013 was $50.1 million and $46.9 million, respectively.

For the six months ended June 30, 2014, the Company's tobacco business had revenues of $483.9 million, compared to $489.5 million for the six months ended June 30, 2013. The decline in revenues was primarily due to a 4.3% decline in sales volume partially offset by favorable net pricing variances. Tobacco Adjusted Operating Income (described below and included in Table 6 attached hereto) for the six months ended June 30, 2014 and 2013 was $94.5 million and $88.5 million, respectively.

For the three and six months ended June 30, 2014, the Company's tobacco business had conventional cigarette sales of approximately 2.18 billion units and 4.21 billion units, respectively, compared to 2.24 billion units and 4.40 billion for the three and six months ended June 30, 2013.

Real Estate Business Financial Results
For the second quarter 2014, the Company's real estate segment had Pro-forma Adjusted Revenues of $153.5 million, compared to $120.8 million for the second quarter 2013. For the six months ended June 30, 2014, the Company's real estate segment's Pro-forma Adjusted Revenues were $263.2 million compared to $201.1 million for the six months ended June 30, 2013. The increase in revenues was primarily due to an increase in revenues at Douglas Elliman combined with the sale of the Company's Indian Creek property. For the second quarter 2014, Real Estate Pro-forma Adjusted EBITDA attributed to the Company were $12.6 million, compared to $9.3 million for the second quarter 2013. For the six months ended June 30, 2014, Real Estate Pro-forma Adjusted EBITDA attributed to the Company were $19.6 million, compared to $10.2 million for the six months ended June 30, 2013.

Douglas Elliman's results are included in the Real Estate segment. Douglas Elliman's Pro-Forma Adjusted Revenues for the second quarter 2014 were $137.9 million, compared to $119.5 million for the second quarter 2013. For the six months ended June 30, 2014, Douglas Elliman's Pro-forma Adjusted Revenues were $245.5 million compared to $197.7 million for the six months ended June 30, 2013. For the second quarter 2014, Douglas Elliman's Pro-forma Adjusted EBITDA were $15.8 million ($11.1 million attributed to the Company), compared to $13.5 million ($9.5 million attributed to the Company) for the second quarter 2013. For the six months ended June 30, 2014, Douglas Elliman's Pro-forma Adjusted EBITDA were $23.2 million ($16.4 million attributed to the Company), compared to $14.1 million ($9.9 million attributed to the Company) for the six months ended June 30, 2013.

For the three and six months ended June 30, 2014, Douglas Elliman achieved closed sales of approximately $4.6 billion and $8.1 billion, respectively, compared to $3.9 billion and $6.3 billion for the three and six months ended June 30, 2013.

Non-GAAP Financial Measures
Pro-forma Adjusted Revenues, Pro-forma Adjusted EBITDA, Pro-forma Adjusted Net Income, Pro-forma Adjusted Operating Income and Tobacco Adjusted Operating Income are financial measures not prepared in accordance with generally accepted accounting principles (“GAAP”). The Company believes that Pro-forma Adjusted Revenues, Pro-forma Adjusted EBITDA, Pro-forma Adjusted Net Income, Pro-forma Adjusted Operating Income and Tobacco Adjusted Operating Income are important measures that supplement discussions and analysis of its results of operations and enhances an understanding of its operating performance. The Company believes Pro-forma Adjusted Revenues, Pro-forma Adjusted EBITDA, Pro-forma Adjusted Net Income, Pro-forma Adjusted Operating Income and Tobacco Adjusted Operating Income provide investors and analysts with a useful measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Management uses Pro-forma Adjusted Revenues, Pro-forma Adjusted EBITDA, Pro-forma Adjusted Net Income, Pro-forma Adjusted Operating Income and Tobacco Adjusted Operating Income as measures to review and assess operating performance of the Company's business, and management and investors should review both the overall performance (GAAP net income) and the operating performance (Pro-forma Adjusted Revenues, Pro-forma Adjusted EBITDA, Pro-forma Adjusted Net Income, Pro-forma Adjusted Operating Income and Tobacco Adjusted Operating Income) of the Company's business. While management considers Pro-forma Adjusted Revenues, Pro-forma Adjusted EBITDA, Pro-forma Adjusted Net Income, Pro-forma Adjusted Operating Income and Tobacco Adjusted Operating Income to be important, they should be considered in addition to, but not as substitutes for or superior to, other measures of financial performance prepared in accordance with GAAP, such as operating income, net income and cash flows from operations. In addition, Pro-forma Adjusted Revenues, Pro-forma Adjusted EBITDA, Pro-forma Adjusted Net Income, Pro-forma Adjusted Operating Income and Tobacco Adjusted Operating Income are susceptible to varying calculations and the Company's measurement of Pro-forma Adjusted Revenues, Pro-forma Adjusted EBITDA, Pro-forma Adjusted Net Income, Pro-forma Adjusted Operating Income and Tobacco Adjusted Operating Income may not be comparable to those of other companies. Attached hereto as Tables 2, 3, 4, 5 and 6 is information relating to the Company's Pro-forma Adjusted Revenues, Pro-forma Adjusted EBITDA, Pro-forma Adjusted Net Income, Pro-forma Adjusted Operating Income and Tobacco Adjusting Operating Income for the three and six months ended June 30, 2014 and 2013.

Conference Call to Discuss Second Quarter 2014 Results
As previously announced, the Company will host a conference call and webcast on Thursday, July 31, 2014 at 9:00 A.M. (ET) to discuss second quarter 2014 results. Investors can access the call by dialing 800-859-8150 and entering 95591962 as the conference ID number. The call will also be available via live webcast at www.investorcalendar.com. Webcast participants should allot extra time to register before the webcast begins.
A replay of the call will be available shortly after the call ends on July 31, 2014 through August 31, 2014. To access the replay, dial 877-656-8905 and enter 95591962 as the conference ID number. The archived webcast will also be available at www.investorcalendar.com for one year.

Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc. and Zoom E-Cigs LLC and directly owns New Valley LLC, which owns a controlling interest in Douglas Elliman Realty, LLC. Additional information concerning the company is available on the Company's website, www.VectorGroupLtd.com.

[Financial Tables Follow]
# # #

TABLE 1
VECTOR GROUP LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Revenues
Tobacco*	$250,556	$249,120	$483,948	$489,522
Real estate	153,488	7,106	261,532	12,873
E-Cigarettes	2,569	—	8,369	—
Total revenues	406,613	256,226	753,849	502,395

Expenses:
Cost of sales:
Tobacco*	179,773	180,430	347,939	353,386
Real estate	97,763	6,015	165,087	10,236
E-Cigarettes	1,746	—	5,293	—
Total cost of sales	279,282	186,445	518,319	363,622

Operating, selling, administrative and general expenses	67,023	25,541	132,500	51,437
Operating income	60,308	44,240	103,030	87,336

Other income (expenses):
Interest expense	(44,183)	(32,086)	(79,636)	(65,462)
Loss on extinguishment of debt	—	—	—	(21,458)
Change in fair value of derivatives embedded within convertible debt	1,970	2,450	320	5,499
Acceleration of interest expense related to debt conversion	(439)	—	(4,118)	—
Equity income from non-consolidated real estate businesses	(1,808)	6,804	(256)	7,285
Equity (loss) income on long-term investments	(273)	846	633	823
(Loss) gain on sale of investment securities available for sale	(18)	(197)	(71)	5,209
Other, net	3,575	1,471	5,701	2,280
Income before provision for income taxes	19,132	23,528	25,603	21,512
Income tax expense	6,101	10,017	9,043	9,682

Net income	13,031	13,511	16,560	11,830

Net income attributed to non-controlling interest	(5,106)	—	(6,055)	—

Net income attributed to Vector Group Ltd.	$7,925	$13,511	$10,505	$11,830

Per basic common share:

Net income applicable to common shares attributed to Vector Group Ltd.	$0.08	$0.14	$0.11	$0.13

Per diluted common share:

Net income applicable to common shares attributed to Vector Group Ltd.	$0.08	$0.14	$0.11	$0.13

Cash distributions and dividends declared per share	$0.40	$0.38	$0.80	$0.76

* Revenues and Cost of goods sold include excise taxes of $109,695, $112,596, $212,108 and $221,507, respectively.

TABLE 2
VECTOR GROUP LTD. AND SUBSIDIARIES
RECONCILIATION OF PRO-FORMA ADJUSTED REVENUES
(Unaudited)
(Dollars in Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenues	$406,613	$256,226	$753,849	$502,395

Reclassification of revenues as a result of the consolidation of Douglas Elliman (a)	—	113,647	—	188,184
Purchase accounting adjustments (b)	29	—	1,683	—
Total adjustments	29	113,647	1,683	188,184

Pro-forma Adjusted Revenues	$406,642	$369,873	$755,532	$690,579

Pro-forma Adjusted Revenues by Segment
Tobacco	$250,556	$249,120	$483,948	$489,522
Real Estate (c)	153,517	120,753	263,215	201,057
Corporate and Other	2,569	—	8,369	—
Total	$406,642	$369,873	$755,532	$690,579

a.
Represents revenues of Douglas Elliman Realty, LLC in the respective 2013 periods. On December 13, 2013, the Company increased its ownership of Douglas Elliman Realty, LLC from 50% to 70.59%. Consequently, after December 13, 2013, the Company consolidates the operations and financial position of Douglas Elliman Realty, LLC in its financial statements.  The Company had previously accounted for its interest in Douglas Elliman Realty, LLC under the equity method and revenues from Douglas Elliman Realty, LLC were not included in the Company's revenues.

b.
Amounts represent one-time purchase accounting adjustments to fair value for deferred revenues recorded in connection with the increase of the Company's ownership of Douglas Elliman Realty, LLC on December 13, 2013.

c.	Includes Pro-Forma Adjusted Revenues from Douglas Elliman Realty, LLC of $137,949, $119,539, $245,461, and $197,703 for the three and six months ended June 30, 2014 and 2013, respectively.

TABLE 3
VECTOR GROUP LTD. AND SUBSIDIARIES
COMPUTATION OF PRO-FORMA ADJUSTED EBITDA
(Unaudited)
(Dollars in Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net income attributed to Vector Group Ltd.	$7,925	$13,511	$10,505	$11,830
Interest expense	44,183	32,086	79,636	65,462
Income tax expense	6,101	10,017	9,043	9,682
Net income attributed to non-controlling interest	5,106	—	6,055	—
Depreciation and amortization	5,462	2,637	12,554	5,233
EBITDA	$68,777	$58,251	$117,793	$92,207
Change in fair value of derivatives embedded within convertible debt (a)	(1,970)	(2,450)	(320)	(5,499)
Equity loss (gain) on long-term investments (b)	273	(846)	(633)	(823)
Loss (gain) on sale of investment securities available for sale	18	197	71	(5,209)
Equity income from non-consolidated real estate businesses (c)	1,808	(6,804)	256	(7,285)
Loss on extinguishment of debt	—	—	—	21,458
Acceleration of interest expense related to debt conversion	439	—	4,118	—
Stock-based compensation expense (d)	464	686	987	1,255
Litigation settlement and judgment expense (e)	—	—	1,500	—
Impact of MSA Settlement (f)	(1,419)	(1,345)	(1,419)	(6,947)
Reclassification of EBITDA as a result of the consolidation of Douglas Elliman (g)	—	13,554	—	14,477
Other, net	(3,575)	(1,471)	(5,701)	(2,280)
Pro-forma Adjusted EBITDA	$64,815	$59,772	$116,652	$101,354
Pro-forma Adjusted EBITDA attributed to non-controlling interest	(5,604)	(3,986)	(7,776)	(4,257)
Pro-forma Adjusted EBITDA attributed to Vector Group Ltd.	$59,211	$55,786	$108,876	$97,097

Pro-forma Adjusted EBITDA by Segment
Tobacco	$53,273	$49,323	$100,188	$93,271
Real Estate (h)	18,243	13,299	27,334	14,436
Corporate and Other	(6,701)	(2,850)	(10,870)	(6,353)
Total	$64,815	$59,772	$116,652	$101,354

Pro-forma Adjusted EBITDA Attributed to Vector Group by Segment
Tobacco	$53,273	$49,323	$100,188	$93,271
Real Estate (i)	12,639	9,313	19,558	10,179
Corporate and Other	(6,701)	(2,850)	(10,870)	(6,353)
Total	$59,211	$55,786	$108,876	$97,097

a.	Represents income or losses recognized from changes in the fair value of the derivatives embedded in the Company's convertible debt.

b.	Represents income or losses recognized on long-term investments that the Company accounts for under the equity method.

c.	Represents equity income recognized from the Company's investment in certain real estate businesses that are not consolidated in its financial results.

d.	Represents amortization of stock-based compensation.

e.	Represents accrual for a settlement of an Engle progeny judgment.

f.	Represents the Company's tobacco business's settlement of a long-standing dispute related to the Master Settlement Agreement.

g.
Represents Adjusted EBITDA of Douglas Elliman Realty, LLC in the respective 2013 periods. On December 13, 2013, the Company increased its ownership of Douglas Elliman Realty, LLC from 50% to 70.59%. Consequently, after December 13, 2013, the Company consolidates the operations and financial position of Douglas Elliman Realty, LLC in its financial statements .  The Company had previously accounted for its interest in Douglas Elliman Realty, LLC under the equity method, and operating income as well as depreciation and amortization expense from Douglas Elliman Realty, LLC were not included in the Company's Adjusted EBITDA.

h.
Includes $15,789, $13,465, $23,175 and $14,146 of Pro-forma Adjusted EBITDA for Douglas Elliman Realty, LLC for the three and six months ended June 30, 2014 and 2013, respectively. Amounts reported in this footnote reflect 100% of Douglas Elliman Realty, LLC's entire Pro-forma Adjusted EBITDA.

i.
Includes $11,145, $9,479, $16,359 and $9,889 of Pro-forma Adjusted EBITDA for Douglas Elliman Realty, LLC less non-controlling interest for the three and six months ended June 30, 2014 and 2013, respectively. Amounts reported in this footnote have adjusted Douglas Elliman Realty, LLC's Pro-forma Adjusted EBITDA for non-controlling interest.

TABLE 4
VECTOR GROUP LTD. AND SUBSIDIARIES
RECONCILIATION OF PRO-FORMA ADJUSTED NET INCOME
(Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net income attributed to Vector Group Ltd.	$7,925	$13,511	$10,505	$11,830

Acceleration of interest expense related to debt conversion	439	—	4,118	—
Change in fair value of derivatives embedded within convertible debt	(1,970)	(2,450)	(320)	(5,499)
Non-cash amortization of debt discount on convertible debt	14,691	8,464	27,147	15,812
Loss on extinguishment of 11% Senior Secured Notes due 2015	—	—	—	21,458
Litigation settlement and judgment expense (a)	—	—	1,500	—
Impact of MSA Settlement (b)	(1,419)	(1,345)	(1,419)	(6,947)
Adjustment to reflect additional 20.59% of net income from Douglas Elliman Realty, LLC (c)	—	2,571	—	2,590
Out-of-period adjustment related to Douglas Elliman acquisition in 2013 (d)	—	—	(1,231)	—
Douglas Elliman Realty, LLC purchase accounting adjustments (e)	1,223	—	3,579	—
Total adjustments	12,964	7,240	33,374	27,414

Tax expense related to adjustments	(5,360)	(2,947)	(13,800)	(10,354)

Pro-forma Adjusted Net Income attributed to Vector Group Ltd.	$15,529	$17,804	$30,079	$28,890

Per diluted common share:

Pro-forma Adjusted Net Income applicable to common shares attributed to Vector Group Ltd.	$0.16	$0.19	$0.31	$0.31

a. Represents accrual for a settlement of an Engle progeny judgment.

b.	Represents the Company's tobacco segment's settlement of a long-standing dispute related to the Master Settlement Agreement.

c.
Represents 20.59% of Douglas Elliman Realty LLC's net income in the respective 2013 periods. On December 13, 2013, the Company increased its ownership of Douglas Elliman Realty, LLC from 50% to 70.59%. Consequently, after December 13, 2013, the Company includes an additional 20.59% of Adjusted Net Income from Douglas Elliman Realty, LLC in the Company's Adjusted Net Income.

d.
Represents an out-of-period adjustment related to a non-accrual of a receivable from Douglas Elliman in the fourth quarter of 2013 and would have increased the Company’s gain on acquisition of Douglas Elliman in 2013.

e.
Amounts represent 70.59% of one-time purchase accounting adjustments to fair value for assets acquired in connection with the increase of the Company's ownership of Douglas Elliman Realty, LLC on December 13, 2013.

TABLE 5
VECTOR GROUP LTD. AND SUBSIDIARIES
RECONCILIATION OF PRO-FORMA ADJUSTED OPERATING INCOME
(Unaudited)
(Dollars in Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Operating income	$60,308	$44,240	$103,030	$87,336

Litigation settlement and judgment expense (a)	—	—	1,500	—
Impact of MSA Settlement (b)	(1,419)	(1,345)	(1,419)	(6,947)
Reclassification of operating income as a result of the consolidation of Douglas Elliman Realty, LLC (c)	—	12,514	—	12,408
Douglas Elliman purchase accounting adjustments (d)	1,733	—	5,070	—
Total adjustments	314	11,169	5,151	5,461

Pro-forma Adjusted Operating Income (e)	$60,622	$55,409	$108,181	$92,797

a.	Represents accrual for a settlement of an Engle progeny judgment.

b.	Represents the Company's tobacco segment's settlement of a long-standing dispute related to the Master Settlement Agreement.

c.
Represents Adjusted Operating Income of Douglas Elliman Realty, LLC in the respective 2013 periods. On December 13, 2013, the Company increased its ownership of Douglas Elliman Realty, LLC from 50% to 70.59%. Consequently, after December 13, 2013, the Company consolidates the operations and financial position of Douglas Elliman Realty in its financial statements.  The Company had previously accounted for its interest in Douglas Elliman under the equity method and operating income from Douglas Elliman Realty, LLC was not included in the Company's operating income.

d.
Amounts represent one-time purchase accounting adjustments to fair value for assets acquired in connection with the increase of the Company's ownership of Douglas Elliman Realty, LLC on December 13, 2013.

e.	Does not include a reduction for 29.41% non-controlling interest in Douglas Elliman Realty, LLC.

TABLE 6
VECTOR GROUP LTD. AND SUBSIDIARIES
RECONCILIATION OF TOBACCO ADJUSTED OPERATING INCOME
(Unaudited)
(Dollars in Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Operating income from tobacco business	$51,506	$48,294	$94,402	$95,454

Litigation settlement and judgment expense (a)	—	—	1,500	—
Impact of MSA Settlement (b)	(1,419)	(1,345)	(1,419)	(6,947)
Total adjustments	(1,419)	(1,345)	81	(6,947)

Tobacco Adjusted Operating Income	$50,087	$46,949	$94,483	$88,507

a.	Represents accrual for a settlement of an Engle progeny judgment.

b.	Represents the Company's tobacco segment's settlement of a long-standing dispute related to the Master Settlement Agreement.